UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
_________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
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Date of Report (Date of earliest event reported): July 1, 2008

ZVUE CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	001-32985	98-0430675
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

612 Howard Street, Suite 600 San Francisco, CA	94105
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 495-6470

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

As of July 1, 2008, ZVUE Corporation (the “Company”) entered into a standstill agreement (the “Standstill Agreement”) with YA Global Investments, L.P. (“YA Global”).

Under terms of the Standstill Agreement, the Company will release $1,500,000 of cash currently held in a restricted escrow account toward partial redemption of the secured convertible debenture (the “Senior Debenture”) that the Company made on October 31, 2007 to the order of YA Global. In consideration of such payment, YA Global has agreed to defer the Company’s monthly installment payments under the Senior Debenture that were scheduled for July, August and September 2008 until the Senior Debenture’s maturity and YA Global agreed to certain trading restrictions as described below. The Company’s $1,500,000 payment under the Standstill Agreement will be applied first to the payment of accrued interest on the Senior Debenture of approximately $260,000 as of July 1, 2008, and then as payment of approximately $1,130,000 of the outstanding principal amount and payment of approximately $113,000 of redemption premium in connection therewith.

Pursuant to the Standstill Agreement, among other things, YA Global agreed that during the standstill period, neither it nor its affiliates will sell shares of the Company’s common stock (1) at prices less than $0.30 per share, or (2) in excess of 18% of the aggregate daily trading volume of the common stock, at prices of between $0.30 and $0.50. The agreement provides no limitation on sales of common stock at prices of greater than $0.50 per share. Should YA Global breach the trading limitations, then the trading restriction and payment deferral would be extended for an additional period of one or more months, depending on the extent of such breach.

YA Global has also agreed to increase the limit for separate asset-based financing related to the Company’s product business to $2.5 million from $500,000.

Item 8.01	Other Events.

On July 7, 2008, the Company issued a press release announcing the entry into the Standstill Agreement.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release, dated July 7, 2008
99.2	Agreement dated as of July 1, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZVUE CORPORATION

Dated: July 8, 2008	By:	/s/ Jeff Oscodar
Name: Jeff Oscodar
Title: President & Chief Executive Officer